Investor Relations
Nicholas Rhoads
Managing Director, Investor Relations
(952) 887-8865, nicholas.rhoads@toro.com

Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Reports Third-Quarter Fiscal 2020 Results
Residential Segment Retail Demand and Incremental Venture Products Sales Key Drivers of Performance

•Net sales of $841 million, up 0.3% year over year
•Reported and *adjusted diluted EPS of $0.82
•Residential segment net sales up 38% on strong retail demand
•Strong liquidity position of nearly $1 billion

BLOOMINGTON, Minn.—(BUSINESS WIRE) — September 3, 2020—The Toro Company (NYSE: TTC) today reported results for its fiscal third-quarter and year-to-date periods ended July 31, 2020.
“We continued to deliver on our strategic business priorities of accelerating profitable growth, driving productivity and operational excellence, and empowering people,” said Richard M. Olson, chairman and chief executive officer. “We reported top-line growth in a challenging environment, primarily due to the continued strength of our residential segment as favorable weather, our new product lineup and stay-at-home trends drove robust demand in the mass and dealer channels. Incremental sales from our Venture Products acquisition also contributed to third-quarter growth. Additionally, we were encouraged by improved demand for our professional segment products, driven by greater business confidence and increased home investments.
“We are deeply grateful for the extraordinary efforts and resiliency of our entire team, which enabled us to deliver these results. Our dedicated people continue to live our brand promise and provide innovative solutions that meet our customers' needs,” concluded Olson.

THIRD-QUARTER AND YEAR-TO-DATE FISCAL 2020 FINANCIAL HIGHLIGHTS
•Net sales of $841.0 million, up 0.3% from $838.7 million in the third quarter of fiscal 2019; year-to-date fiscal 2020 net sales were $2.54 billion, up 5.6% from $2.40 billion in the same prior-year period.

•Net earnings of $89.0 million, up 46.8% from $60.6 million in the third quarter of fiscal 2019; *adjusted net earnings of $88.7 million, down 1.2% from $89.8 million in the third quarter of fiscal 2019.

2 - The Toro Company Reports Third-Quarter Fiscal 2020 Results

•Year-to-date fiscal 2020 net earnings of $257.5 million, up 9.2% from $235.7 million in the same prior-year period; *adjusted net earnings of $258.6 million, down 5.1% from $272.4 million in the first nine months of fiscal 2019.

•Reported EPS of $0.82 per diluted share, up 46.4% from $0.56 per diluted share in the third quarter of fiscal 2019; *adjusted EPS of $0.82 per diluted share, down 1.2% from $0.83 per diluted share in the third quarter of fiscal 2019.

•Year-to-date fiscal 2020 reported EPS of $2.37 per diluted share, up 8.7% from $2.18 per diluted share in the same prior-year period; *adjusted EPS of $2.38 per diluted share, down 5.6% from $2.52 per diluted share in the first nine months of fiscal 2019.

•As of July 31, 2020, the company had ample liquidity of $992 million, including cash and cash equivalents of $394 million and availability under its revolving credit facility of $598 million.
*Please see the tables provided for a reconciliation of adjusted non-GAAP net earnings and adjusted non-GAAP diluted earnings per share to the comparable GAAP measures.

OUTLOOK
“Our diverse portfolio of businesses positions us to drive growth as end markets normalize. We are delivering on our long-standing principles of innovation, strong customer relationships, and sustained value creation through disciplined capital allocation. We are enthusiastic about the future given our innovation pipeline and the proven ability of the team to adapt and perform successfully in these dynamic times,” concluded Olson.
The company previously withdrew its financial guidance, which it is not reinstating at this time. However, based on current visibility, and with an understanding of the uncertain nature of the economic environment, it is providing the following assumptions for the fiscal 2020 fourth quarter. Continued year-over-year growth in the residential market is expected, but at a more moderate level. Professional markets should benefit from the gradual return to more normal buying patterns as customers' confidence in the economy increases. These positive trends will likely be somewhat offset by remaining COVID-19 headwinds, such as budget constraints, the effects of social distancing restrictions and regional variations in economic recovery. Although precision is difficult in this environment, if these assumptions hold true, the company anticipates that fiscal 2020 fourth-quarter adjusted EPS would be similar to that of its fiscal 2019 fourth quarter, on higher net sales.

THIRD-QUARTER SEGMENT RESULTS
Professional Segment
•Professional segment net sales for the third quarter were $623.6 million, down 7.9% compared with $676.8 million in the same period last year, primarily due to reduced channel demand as a result of COVID-19 related impacts, which led to fewer shipments of golf and grounds equipment, reduced sales of rental, specialty and underground construction equipment, and fewer shipments of landscape contractor zero-turn riding mowers. The net sales decrease was partially offset by incremental sales as a result of the company’s acquisition of Venture Products.

For the first nine months of fiscal 2020, professional segment net sales were $1.88 billion, up 1.3% from $1.86 billion in the same period last year. The net sales increase was primarily driven by incremental sales from the Charles Machine Works and Venture Products acquisitions, partially offset by reduced channel demand as a result of COVID-19, which led to fewer shipments of landscape contractor zero-turn riding mowers, fewer shipments of golf and grounds equipment, and reduced sales of rental, specialty and underground construction equipment.

3 - The Toro Company Reports Third-Quarter Fiscal 2020 Results

•Professional segment earnings for the third quarter were $113.7 million, up 39.3% compared with $81.6 million in the same period last year, and when expressed as a percentage of net sales, increased 610 basis points to 18.2% from 12.1%. This increase was primarily due to lower non-recurring acquisition-related charges as compared to the prior-year period, favorable net price realization and lower commodity costs. The increase was partially offset by unfavorable product mix and COVID-19 related manufacturing inefficiencies.

Year to date, professional segment earnings were $322.4 million, an increase of 0.8% compared with the same period in the prior fiscal year. Professional segment earnings as a percentage of net sales remained a constant 17.2% for both fiscal periods. The professional segment earnings increase was primarily driven by lower non-recurring acquisition-related charges as compared to the prior-year period, favorable net price realization, and productivity and synergy initiatives. This increase was partially offset by COVID-19 related manufacturing inefficiencies and higher SG&A expenses as a result of the Charles Machine Works and Venture Products acquisitions.

Residential Segment
•Residential segment net sales for the third quarter were $205.0 million, up 38.3% compared with $148.2 million in the same period last year. The net sales increase was primarily due to strong retail demand for zero-turn riding and walk power mowers and the company's expanded mass retail channel.

For the first nine months of fiscal 2020, residential segment net sales were $632.8 million, up 20.4% compared with $525.5 million in the same period last year. This increase was mainly driven by incremental shipments as a result of the company's expanded mass retail channel, and strong retail demand for zero-turn riding and walk power mowers.
•Residential segment earnings for the third quarter were $28.5 million, up 76.7% compared with $16.2 million in the same period last year, and when expressed as a percentage of net sales, increased 300 basis points to 13.9% from 10.9%. For the first nine months of fiscal 2020, residential segment earnings increased 70.2% to $87.2 million, and when expressed as a percentage of net sales, increased 400 basis points to 13.8% from 9.8%. For both periods, this increase was primarily driven by productivity and synergy initiatives and SG&A leverage, which was partially offset by COVID-19 related manufacturing inefficiencies and unfavorable product mix.

OPERATING RESULTS
Gross margin for the third-quarter was 35.0%, up 330 basis points compared with 31.7% for the same prior-year period, primarily driven by the decrease in acquisition-related charges as compared to the prior-year period, favorable net price realization in the company's professional segment and productivity and synergy initiatives. *Adjusted gross margin for the third quarter was 35.2%, down 70 basis points compared with 35.9% for the same prior-year period. The decrease in adjusted gross margin was primarily driven by COVID-19 related manufacturing inefficiencies, unfavorable mix due to higher sales of residential products and increased inventory reserves in one of the company's professional segment businesses. This decrease was partially offset by favorable net price realization in the company’s professional segment, and productivity and synergy initiatives.
For the first nine months of fiscal 2020, gross margin was 35.0%, up 160 basis points compared with 33.4% for the same prior-year period. The increase in gross margin was primarily driven by the decrease in acquisition-related charges as compared to the prior-year period, productivity and synergy initiatives, and favorable net price realization in the professional segment. This increase was partially offset by unfavorable mix due to higher sales of residential products and COVID-19 related manufacturing inefficiencies. *Adjusted gross margin for the first nine months was 35.2%, down 10 basis points compared with 35.3% for the same prior-year period.

4 - The Toro Company Reports Third-Quarter Fiscal 2020 Results

The decrease in adjusted gross margin was primarily driven by unfavorable mix due to higher sales of residential products and COVID-19 related manufacturing inefficiencies. This decrease was partially offset by productivity and synergy initiatives, and favorable net price realization in the professional segment.
Selling, general and administrative (SG&A) expense as a percentage of sales for the third quarter decreased 170 basis points to 21.2% from 22.9% in the prior-year period. The decrease in SG&A expense as a percentage of sales was primarily due to lower travel and meeting expenses, acquisition-related costs, and employee salaries. This was partially offset by increased incentive compensation expense. For the first nine months of fiscal 2020, SG&A expense as a percentage of sales was 21.9%, up 20 basis points from 21.7% in the prior-year period.
Operating earnings as a percentage of net sales increased 500 basis points to 13.8% for the third quarter. *Adjusted operating earnings as a percentage of net sales increased 50 basis points to 13.9% for the third quarter. For the first nine months of fiscal 2020, operating earnings as a percentage of net sales were 13.1% compared with 11.7% in the year-ago period. *Adjusted operating earnings as a percentage of net sales for the first nine months of fiscal 2020 were 13.4% compared with 14.2% in the year-ago period.
Interest expense decreased $0.7 million for the third quarter and increased $4.7 million for the year-to-date period of fiscal 2020, each compared with the year-ago periods.
The effective tax rate for the third quarter was 19.8% compared with 14.9% for the third quarter of fiscal 2019, driven by a lower tax benefit related to the excess tax deduction for share-based compensation. The *adjusted effective tax rate for the third quarter was 20.9% compared with 18.1% for the third quarter of fiscal 2019, driven by one-time discrete items. For the first nine months of fiscal 2020, the effective tax rate was 19.2% compared with 15.3% for the first nine months of fiscal 2019. The *adjusted effective tax rate for the first nine months of fiscal 2020 was 20.6% versus 19.5% in the first nine months of fiscal 2019.
Working capital at the end of the third quarter was up compared with the end of the third-quarter of the prior fiscal year, primarily driven by an increase in inventory and a reduction in accounts payable, partially offset by a reduction in accounts receivable.
*Please see the tables provided for a reconciliation of adjusted non-GAAP gross margin, adjusted non-GAAP operating earnings and adjusted non-GAAP effective tax rate to the comparable GAAP measures.

LIVE CONFERENCE CALL
September 3, 2020 at 10:00 a.m. CDT
www.thetorocompany.com/invest
The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CDT on September 3, 2020. The webcast will be available at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, install audio software.

About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction, and irrigation and outdoor lighting solutions. With sales of $3.1 billion in fiscal 2019, The Toro Company’s global presence extends to more than 125 countries through a family of brands that includes Toro, Ditch Witch, Exmark, BOSS Snowplow, Ventrac, American Augers, Subsite Electronics, HammerHead, Trencor, Unique Lighting Systems, Irritrol, Hayter, Pope, Lawn-Boy and Radius HDD. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its family of brands have built a legacy of excellence by helping customers care for golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.

5 - The Toro Company Reports Third-Quarter Fiscal 2020 Results

Use of Non-GAAP Financial Information
This press release and our related earnings call references certain non-GAAP financial measures, which are not calculated or presented in accordance with U.S. GAAP, as information supplemental and in addition to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. The non-GAAP financial measures included within this press release and our related earnings call consist of gross profit, gross margin, operating earnings, earnings before income taxes, net earnings, net earnings per diluted share, and the effective tax rate, each as adjusted, as measures of our operating performance.
The Toro Company uses these non-GAAP financial measures in making operating decisions because we believe these non-GAAP financial measures provide meaningful supplemental information regarding core operational performance and provide us with a better understanding of how to allocate resources to both ongoing and prospective business initiatives. Additionally, these non-GAAP financial measures facilitate our internal comparisons to both our historical operating results and our competitors' operating results by factoring out potential differences caused by charges not related to our regular ongoing business, including, without limitation, non-cash charges, certain large and unpredictable charges, acquisitions and dispositions, and tax positions. Further, we believe that these non-GAAP financial measures, when considered in conjunction with the financial measures prepared in accordance with U.S. GAAP, provide investors with useful supplemental financial information to better understand our core operational performance.
Reconciliations of historical non-GAAP financial measures to the most comparable U.S. GAAP financial measures are included in the financial tables contained in this press release. These non-GAAP financial measures, however, should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the U.S. GAAP financial measures included within this press release and our related earnings call. These non-GAAP financial measures may differ from similar measures used by other companies.
The Toro Company cannot provide quantitative reconciliations of forward-looking non-GAAP effective tax rate guidance to projected U.S. GAAP effective tax rate guidance and adjusted non-GAAP EPS to projected GAAP EPS without unreasonable effort because the combined effect and timing of recognition of potential charges or gains is inherently uncertain and difficult to predict. In addition, since any adjustments could have a substantial effect on U.S. GAAP measures of financial performance, such quantitative reconciliations would imply a degree of precision and certainty that could be confusing to investors.

Forward-Looking Statements
This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “believe,” “should,” “could,” “will,” “would,” “possible,” “may,” “likely,” “intend,” “can,” “seek,” “potential,” “pro forma,” or the negative thereof or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Particular risks and uncertainties that may affect the company’s operating results or financial position include: COVID-19 related factors, risks and challenges, including among others, the severity of COVID-19, its effect on the demand for the company’s products and services, the ability of dealers, retailers, and other channel partners that sell the company’s products to remain open, availability of employees and their ability to conduct work away from normal working locations and/or under revised protocols, and the ability to receive commodities, components, parts, and accessories on a timely basis through its supply chain and at

6 - The Toro Company Reports Third-Quarter Fiscal 2020 Results

anticipated costs, and the ability of the company to continue its production operations; adverse worldwide economic conditions, including weakened consumer confidence; disruption at or in proximity to its facilities or in its manufacturing or other operations, or those in its distribution channel customers, mass retailers or home centers where its products are sold, or suppliers; fluctuations in the cost and availability of commodities, components, parts, and accessories, including steel, engines, hydraulics and resins; the effect of abnormal weather patterns; the effect of natural disasters, social unrest, and global pandemics; the level of growth or contraction in its key markets; customer, government and municipal revenue, budget, spending levels and cash conservation efforts; loss of any substantial customer; inventory adjustments or changes in purchasing patterns by customers; the company’s ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international relations, operations and markets, including political, economic and/or social instability and conflict, tax and trade policies, trade regulation and/or antidumping and countervailing duties petitions; foreign currency exchange rate fluctuations; financial viability of and/or relationships with the company’s distribution channel partners; risks associated with acquisitions, including those related to the recent acquisitions of Charles Machine Works and Venture Products, Inc.; impairment of goodwill or other intangible assets; delays or failures in implementing, and unanticipated charges, as a result of, restructuring activities; management of alliances or joint ventures, including Red Iron Acceptance, LLC; impact of laws, regulations and standards, consumer product safety, accounting, taxation, trade and tariffs, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; and other risks and uncertainties described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q or current reports on Form 8-K, and other filings with the Securities and Exchange Commission. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

(Financial tables follow)

7 - The Toro Company Reports Third-Quarter Fiscal 2020 Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	July 31, 2020	August 2, 2019	July 31, 2020	August 2, 2019
Net sales	$840,972	$838,713	$2,537,853	$2,403,705
Cost of sales	546,398	572,732	1,648,474	1,600,809
Gross profit	294,574	265,981	889,379	802,896
Gross margin	35.0%	31.7%	35.0%	33.4%
Selling, general and administrative expense	178,622	192,037	556,503	521,173
Operating earnings	115,952	73,944	332,876	281,723
Interest expense	(8,304)	(9,004)	(25,119)	(20,440)
Other income, net	3,345	6,295	10,746	17,152
Earnings before income taxes	110,993	71,235	318,503	278,435
Provision for income taxes	22,025	10,628	60,998	42,718
Net earnings	$88,968	$60,607	$257,505	$235,717

Basic net earnings per share of common stock	$0.83	$0.57	$2.39	$2.21

Diluted net earnings per share of common stock	$0.82	$0.56	$2.37	$2.18

Weighted-average number of shares of common stock outstanding — Basic	107,710	107,005	107,561	106,644

Weighted-average number of shares of common stock outstanding — Diluted	108,543	108,253	108,569	108,024

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
Segment Net Sales	July 31, 2020	August 2, 2019	July 31, 2020	August 2, 2019
Professional	$623,615	$676,756	$1,879,423	$1,855,268
Residential	204,961	148,234	632,807	525,539
Other	12,396	13,723	25,623	22,898
Total net sales*	$840,972	$838,713	$2,537,853	$2,403,705

*Includes international net sales of:	$150,014	$186,710	$508,001	$547,332

	Three Months Ended		Nine Months Ended
Segment Earnings (Loss)	July 31, 2020	August 2, 2019	July 31, 2020	August 2, 2019
Professional	$113,652	$81,592	$322,385	$319,689
Residential	28,545	16,151	87,233	51,253
Other	(31,204)	(26,508)	(91,115)	(92,507)
Total segment earnings	$110,993	$71,235	$318,503	$278,435

8 - The Toro Company Reports Third-Quarter Fiscal 2020 Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	July 31, 2020	August 2, 2019	October 31, 2019
ASSETS
Cash and cash equivalents	$394,141	$143,317	$151,828
Receivables, net	294,672	312,239	268,768
Inventories, net	656,208	620,612	651,663
Prepaid expenses and other current assets	39,225	54,235	50,632
Total current assets	1,384,246	1,130,403	1,122,891

Property, plant, and equipment, net	457,891	426,415	437,317
Goodwill	424,228	380,503	362,253
Other intangible assets, net	413,270	319,886	352,374
Right-of-use assets	81,634	—	—
Investment in finance affiliate	22,580	25,108	24,147
Deferred income taxes	9,772	3,603	6,251
Other assets	20,242	23,815	25,314
Total assets	$2,813,863	$2,309,733	$2,330,547

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$108,869	$99,877	$79,914
Accounts payable	268,747	304,661	319,230
Accrued liabilities	404,314	351,865	357,826
Short-term lease liabilities	15,182	—	—
Total current liabilities	797,112	756,403	756,970

Long-term debt, less current portion	782,036	620,804	620,899
Long-term lease liabilities	69,752	—	—
Deferred income taxes	71,346	46,940	50,579
Other long-term liabilities	39,585	41,764	42,521

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	107,264	106,549	106,742
Retained earnings	981,344	763,941	784,885
Accumulated other comprehensive loss	(34,576)	(26,668)	(32,049)
Total stockholders’ equity	1,054,032	843,822	859,578
Total liabilities and stockholders’ equity	$2,813,863	$2,309,733	$2,330,547

9 - The Toro Company Reports Third-Quarter Fiscal 2020 Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	July 31, 2020	August 2, 2019
Cash flows from operating activities:
Net earnings	$257,505	$235,717
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash income from finance affiliate	(6,161)	(9,135)
Distributions from finance affiliate, net	7,729	6,569
Depreciation of property, plant and equipment	55,272	48,770
Amortization of other intangible assets	14,591	13,633
Fair value step-up adjustment to acquired inventory	3,951	31,304
Stock-based compensation expense	10,322	10,258
Deferred income taxes	(3,425)	449
Other	521	4,440
Changes in operating assets and liabilities, net of the effect of acquisitions:
Receivables, net	(17,687)	(54,446)
Inventories, net	18,248	(54,541)
Prepaid expenses and other assets	7,827	10,734
Accounts payable, accrued liabilities, deferred revenue and other liabilities	(42,817)	15,361
Net cash provided by operating activities	305,876	259,113

Cash flows from investing activities:
Purchases of property, plant and equipment	(46,627)	(56,801)
Proceeds from asset disposals	204	4,636
Investment in unconsolidated entities	—	(150)
Acquisitions, net of cash acquired	(138,225)	(691,822)
Net cash used in investing activities	(184,648)	(744,137)

Cash flows from financing activities:
Borrowings under debt arrangements	636,025	900,000
Repayments under debt arrangements	(446,025)	(491,000)
Proceeds from exercise of stock options	11,939	25,482
Payments of withholding taxes for stock awards	(2,102)	(2,632)
Purchases of TTC common stock	—	(20,043)
Dividends paid on TTC common stock	(80,683)	(72,009)
Net cash provided by financing activities	119,154	339,798

Effect of exchange rates on cash and cash equivalents	1,931	(581)

Net increase (decrease) in cash and cash equivalents	242,313	(145,807)
Cash and cash equivalents as of the beginning of the fiscal period	151,828	289,124
Cash and cash equivalents as of the end of the fiscal period	$394,141	$143,317

10 - The Toro Company Reports Third-Quarter Fiscal 2020 Results
THE TORO COMPANY AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands, except per-share data)
The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"), as information supplemental and in addition to the most directly comparable financial measures presented in the accompanying press release that are calculated and presented in accordance with U.S. GAAP. The company uses these non-GAAP financial measures in making operating decisions because the company believes these non-GAAP financial measures provide meaningful supplemental information regarding the company's core operational performance and provide the company with a better understanding of how to allocate resources to both ongoing and prospective business initiatives. Additionally, these non-GAAP financial measures facilitate management's internal comparisons to both the company's historical operating results and to the company's competitors' operating results by factoring out potential differences caused by charges not related to the company's regular, ongoing business, including, without limitation, non-cash charges, certain large and unpredictable charges, acquisitions and dispositions, legal settlements, and tax positions.
Further, the company believes that such non-GAAP financial measures, when considered in conjunction with the company's financial measures prepared in accordance with U.S. GAAP, provide investors with useful supplemental financial information to better understand the company's core operational performance. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the most directly comparable U.S. GAAP financial measures presented in the accompanying press release. The non-GAAP financial measures presented in the accompanying press release may differ from similar measures used by other companies.
The following table provides a reconciliation of financial measures calculated and reported in accordance with U.S. GAAP to the most directly comparable non-GAAP financial measures included within the accompanying press release for the three and nine month periods ended July 31, 2020 and August 2, 2019:

	Three Months Ended		Nine Months Ended
	July 31, 2020	August 2, 2019	July 31, 2020	August 2, 2019
Gross profit	$294,574	$265,981	$889,379	$802,896
Acquisition-related costs[1]	1,087	26,172	3,950	35,691
Management actions[2]	—	9,117	857	9,117
Non-GAAP gross profit	$295,661	$301,270	$894,186	$847,704

Gross margin	35.0%	31.7%	35.0%	33.4%
Acquisition-related costs[1]	0.2%	3.1%	0.2%	1.5%
Management actions[2]	—%	1.1%	—%	0.4%
Non-GAAP gross margin	35.2%	35.9%	35.2%	35.3%

Operating earnings	$115,952	$73,944	$332,876	$281,723
Acquisition-related costs[1]	1,161	29,304	6,183	51,058
Management actions[2]	—	9,148	857	9,148
Non-GAAP operating earnings	$117,113	$112,396	$339,916	$341,929

Earnings before income taxes	$110,993	$71,235	$318,503	$278,435
Acquisition-related costs[1]	1,161	29,304	6,183	51,058
Management actions[2]	—	9,148	857	9,148
Non-GAAP earnings before income taxes	$112,154	$109,687	$325,543	$338,641

Net earnings	$88,968	$60,607	$257,505	$235,717
Acquisition-related costs[1]	924	23,953	4,922	41,814
Management actions[2]	—	7,351	682	7,351
Tax impact of share-based compensation[3]	(1,173)	(1,200)	(4,550)	(11,518)
U.S. Tax Reform[4]	—	(926)	—	(926)
Non-GAAP net earnings	$88,719	$89,785	$258,559	$272,438

11 - The Toro Company Reports Third-Quarter Fiscal 2020 Results

	Three Months Ended		Nine Months Ended
	July 31, 2020	August 2, 2019	July 31, 2020	August 2, 2019
Diluted EPS	$0.82	$0.56	$2.37	$2.18
Acquisition-related costs[1]	0.01	0.22	0.05	0.39
Management actions[2]	—	0.07	—	0.07
Tax impact of share-based compensation[3]	(0.01)	(0.01)	(0.04)	(0.11)
U.S. Tax Reform[4]	—	(0.01)	—	(0.01)
Non-GAAP diluted EPS	$0.82	$0.83	$2.38	$2.52

Effective tax rate	19.8%	14.9%	19.2%	15.3%
Acquisition-related costs[1]	—%	(1.4)%	—%	(0.7)%
Management actions[2]	—%	1.6%	—%	0.5%
Tax impact of share-based compensation[3]	1.1%	1.7%	1.4%	4.1%
U.S. Tax Reform[4]	—%	1.3%	—%	0.3%
Non-GAAP effective tax rate	20.9%	18.1%	20.6%	19.5%
1 On March 2, 2020, the company completed the acquisition of Venture Products, Inc. ("Venture Products"). During the second quarter of fiscal 2019, the company acquired The Charles Machine Works, Inc. ("CMW"). Acquisition-related costs for the three month period ended July 31, 2020 represent integration costs and charges incurred for the take-down of the inventory fair value step-up amount resulting from purchase accounting adjustments related to the acquisition of Venture Products. Acquisition-related costs for the nine month period ended July 31, 2020 represent transaction costs incurred for the acquisition of Venture Products, as well as integration costs and charges incurred for the take-down of the inventory fair value step-up amounts resulting from purchase accounting adjustments related to the acquisitions of Venture Products and CMW. Acquisition-related costs for the three and nine month periods ended August 2, 2019 represent transaction and integration costs, as well as charges incurred for the take-down of the inventory fair value step-up amount and amortization of the backlog intangible asset resulting from purchase accounting adjustments related to the acquisition of CMW.
2 During the third quarter of fiscal 2019, the company announced the wind down of its Toro-branded large horizontal directional drill and riding trencher product line ("Toro underground wind down"). Management actions for the nine month period ended July 31, 2020 represent inventory write-down charges incurred for the Toro underground wind down. No charges were incurred for the three month period ended July 31, 2020 related to the Toro underground wind down. Management actions for the three and nine month periods ended August 2, 2019 represent charges incurred for the write-down of inventory, inventory retail support activities, and accelerated depreciation on fixed assets related to the Toro underground wind down.
3 In the first quarter of fiscal 2017, the company adopted Accounting Standards Update No. 2016-09, Stock-based Compensation: Improvements to Employee Share-based Payment Accounting, which requires that any excess tax deduction for share-based compensation be immediately recorded within income tax expense. These amounts represent the discrete tax benefits recorded as excess tax deductions for share-based compensation during the three and nine month periods ended July 31, 2020 and August 2, 2019.
4 Signed into law on December 22, 2017, Public Law No. 115-97 ("Tax Act" or "U.S. Tax Reform"), reduced the U.S. federal corporate tax rate from 35.0 percent to 21.0 percent, effective January 1, 2018. This reduction in rate required the re-measurement of the company's net deferred taxes as of the date of enactment. The Tax Act also imposed a one-time deemed repatriation tax on the company's historical undistributed earnings and profits of foreign affiliates. During the three and nine month periods ended August 2, 2019, the company recorded a tax benefit of $0.9 million related to a prior year true-up of the Tax Act. The Tax Act did not impact the company's Results of Operations for the three and nine month periods ended July 31, 2020.
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